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                                  EXHIBIT 99.2

                          THE STATE OF SOUTH CAROLINA
                         OFFICE OF THE ATTORNEY GENERAL

                               November 10, 1997

VIA FACSIMILE/HARD COPY TO FOLLOW
(404) 525-2224

Mr. Michael Rosenzweig, Esquire
Rogers & Hardin
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, GA  30303-1601

         RE:      Green Oasis Environmental, Inc.

Dear Michael:

         In discussing the recent Orders the South Carolina Securities Division had issued against Green Oasis, the question came up of what Green Oasis could do to resolve the Orders. As we previously discussed, the original Cease and Desist Order, dated October 7, 1997 was vacated October 31, 1997. The Amended Cease and Desist Order, dated October 27, 1997 remains in effect. David and I spoke with you last week to discuss the conditions under which we would be willing to vacate the October 27, 1997 Order. These are:

         1. The company must agree to register any future offering of securities to South Carolina residents and would agree it would make offerings to non-South Carolina residents only in states in which exemptions are available (and pursuant to those exemptions) and to investors who are accredited under the standards in that state,

         2. The availability of the company's 10-Q must be disclosed and the 10-Q must be made available to potential investors,

         3. In making offerings on the Internet, the company must agree to follow the Division's Policy Statement, Number 96-3, referring to Internet Offerings,


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Mr. Michael Rosenzweig, Esquire
November 10, 1997
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         4.       If the company's web site references investing, it must
                  advise potential investors that, as with any company, they should not invest without reviewing disclosure documents (including the 10-Q) and it must provide a method to obtain them, and

         5. The company must agree to abide by all state securities laws in any securities related activities it engages in in the future.

         I understand you have now had a chance to review the terms above with your client, Green Oasis, and Green Oasis agrees to abide by each of the conditions above. If this is correct, please have an appropriate representative of the company sign below binding the company to the conditions. Upon my acceptance of the company's undertaking, Green Oasis will be dismissed from the October 27, 1997 Cease and Desist Order currently outstanding.

                                       Sincerely,

                                       Tracy A. Meyers
                                       Assistant Attorney General


         I, __________________, holding the position of ______________, and being an appropriate person to execute this document on behalf of Green Oasis Environmental, Inc., agree Green Oasis will abide by each and every one of the five conditions above. I and Green Oasis understand that the five conditions specifically are conditions precedent to Green Oasis' dismissal from the Division's October 27, 1997 Cease and Desist Order.

Signed _________________________
Date   _________________________

         On behalf of the Division, I accept the representations of Green Oasis Environmental made above and agree to dismiss Green Oasis Environmental from the Division's October 27, 1997 Cease and Desist Order.


                                      --------------------------
                                      Tracy A. Meyers
                                      Securities Division